Exhibit 4.1

ISQ OPEN INFRASTRUCTURE COMPANY LLC

FORM OF DISTRIBUTION REINVESTMENT PLAN

Effective as of [●], 2025

ISQ Open Infrastructure Company LLC (the “Company”) hereby adopts the following Distribution Reinvestment Plan (the “Plan”) with respect to distributions declared by the boards of directors (each, a “Board” and collectively, the “Boards”) of ISQ Open Infrastructure Company LLC — Series I (“Series I”) and ISQ Open Infrastructure Company LLC — Series II (“Series II”, and together with the Series I, the “Series”) on shares of the applicable Series’ limited liability interests (the “Shares”):

1. Participation; Agent. The Company’s Plan is available to shareholders of record of the Shares (each, a “Shareholder”). SS&C GIDS, Inc. (“Plan Administrator”), acting as agent for each participant in the Plan, will apply distributions from the applicable Series (each, a “Distribution” and collectively, “Distributions”), net of any applicable withholding taxes, that become payable to such participant on Shares (including Shares held in the participant’s name and Shares accumulated under the Plan), to the purchase of additional whole and fractional Shares for such participant.

2. Eligibility and Election to Participate. Participation in the Plan is limited to registered owners of Shares. Each Board reserves the right to amend or terminate the Plan with respect to the applicable Series. Shareholders automatically participate in the Plan, unless and until an election is made to withdraw from the Plan by, or on behalf of, such participating Shareholder. If participating in the Plan, a Shareholder is required to include all of the Shares owned by such Shareholder in the Plan.

3. Share Purchases. When a Series declares a Distribution, the Plan Administrator, on the Shareholder’s behalf, will receive additional authorized Shares from such Series either newly issued or redeemed from Shareholders by such Series and held as treasury shares. The number of Shares to be received when Distributions are reinvested will be determined by dividing the amount of the Distribution by the Company’s or a Series’ net asset value per Share as of the end of the prior month. There will be no sales load charged on Shares issued to a Shareholder under the Plan. All Shares purchased under the Plan will be held in the name of the relevant participant. In the case of Shareholders, such as banks, brokers or nominees, that hold Shares for others who are beneficial owners participating under the Plan, the Plan Administrator will administer the Plan on the basis of the number of Shares certified from time to time by the record Shareholder as representing the total amount of Shares registered in the Shareholder’s name and held for the account of beneficial owners participating under the Plan.

4. Timing of Purchases. Each Series expects to issue Shares pursuant to the Plan immediately following each Distribution payment date and the Plan Administrator will make every reasonable effort to reinvest all Distributions on the day the Distribution is paid (except where necessary to comply with applicable securities laws) by such Series. If, for any reason beyond the control of the Plan Administrator, reinvestment of the Distributions cannot be completed within 30 days after the applicable Distribution payment date, funds held by the Plan Administrator on behalf of a participant will be distributed to that participant.

5. Account Statements. The Plan Administrator will maintain all Shareholder accounts and furnish written confirmations of all transactions in the accounts, including information needed by Shareholders for personal and tax records. The Plan Administrator will hold Shares in the account of the Shareholders in non-certificated form in the name of the participant, and each Shareholder’s proxy, if any, will include those Shares purchased pursuant to the Plan. The Plan Administrator will confirm to each participant each acquisition made pursuant to the Plan as soon as practicable but not later than 10 business days after the date thereof. No less frequently than quarterly, the Plan Administrator will provide to each participant an account statement showing the Distribution, the number of Shares purchased with the Distribution, and the year-to-date and cumulative Distributions paid.

6. Expenses. There will be no direct expenses to participants for the administration of the Plan. There is no direct service charge to participants with regard to purchases under the Plan; however, the Company reserves the right to amend the Plan to include a service charge payable by the participants. All fees associated with the Plan will be paid by the Company or the applicable Series.

7. Taxation of Distributions. Each Shareholder is generally required to take into account its allocable share of items of income, gain, loss, deduction, or credit in computing its U.S. federal income tax liability, regardless of whether Distributions are made. Distributions of cash to a Shareholder generally are not taxable to such Shareholder unless the amount of cash distributed to such Shareholder is in excess of the Shareholder’s adjusted basis in its Shares. Accordingly, a Shareholder participating in the Plan may need to use cash from other sources in order to pay any tax liability in respect of its allocable share of items of income and gain allocated to such Shareholder. Participants in the Plan are urged to refer to “Section X. Certain U.S. Federal Income Tax and Regulatory Considerations” of our private placement memorandum for additional information regarding the tax consequences of the purchase, ownership and disposition of the Shares.

8. Absence of Liability. None of the Company, each Series and the Plan Administrator shall have any responsibility or liability beyond the exercise of ordinary care for any action taken or omitted pursuant to this Plan, nor shall they have any duties, responsibilities or liabilities except such as expressly set forth herein. None of the Company, each Series and the Plan Administrator shall be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability: (a) arising out of the failure to terminate a participant’s account prior to receipt of written notice of such participant’s death, or (b) with respect to prices at which Shares are purchased or sold for the participant’s account and the terms on which such purchases and sales are made. NOTWITHSTANDING THE FOREGOING, LIABILITY UNDER THE U.S. FEDERAL SECURITIES LAWS CANNOT BE WAIVED.

9. Termination of Participation. A Shareholder who does not wish to have Distributions automatically reinvested may terminate participation in this Plan at any time by written instructions to that effect to the Plan Administrator. Such written instructions must be received by the Plan Administrator three (3) days prior to the record date of the Distribution or the Shareholder will receive such Distribution in Shares through this Plan. If a Shareholder terminates Plan participation, the Company or the applicable Series may, at its option, ensure that the terminating Shareholder’s account will reflect the number of Shares in such Shareholder’s account and provide a check or other instrument of payment for the cash value of any fractional Share in such account. Upon termination of participation in the Plan for any reason, future distributions will be distributed to the Shareholder in cash or in-kind. If a Shareholder requests that the applicable Series redeems all of the Shareholder’s Shares pursuant to the Company’s share redemption plan (as amended from time to time, the “SRP”), such Shareholder’s participation in this Plan shall be deemed terminated effective upon the Company’s receipt of such request, regardless of whether or not such Series accepts all such Shares for redemption pursuant to the SRP, provided, that, if such Shareholder subsequently withdraws its request prior to the applicable deadline therefor under the SRP, such Shareholder may participate in this Plan by notifying the Company and the Plan Administrator at least three (3) days prior to the record date of the Distribution.

10. Amendment, Supplement, Termination, and Suspension of Plan. This Plan may be amended, supplemented, or terminated by the Company at any time in its sole and absolute discretion. The amendment or supplement shall be filed with the Securities and Exchange Commission as an exhibit to a subsequent appropriate filing made by the Company and shall be deemed to be accepted by each participant unless, prior to its effective date thereof, the Plan Administrator receives written notice of termination of the participant’s account. Amendment may include an appointment by the Company or the Plan Administrator with the approval of the Company of a successor agent, in which event such successor shall have all of the rights and obligations of the Plan Administrator under this Plan. The Company may suspend this Plan at any time without notice to the participants.

11. Governing Law. This Plan and the authorization form signed by the participant (which is deemed a part of this Plan) and the participant’s account shall be governed by and construed in accordance with the laws of the State of New York.